Exhibit 10.1

September 12, 2024

Mosh Man, LLC

173 Spring Ridge Drive

Berkely Heights, NJ 07922

Attention: Benjamin Zucker

Re:	Modification of Note Purchase Agreement

Dear Sirs:

Reference is made to that certain (a) Note Purchase Agreement (as modified from time to time, the “Purchase Agreement”), dated as of March 1, 2024, between Digital Ally, Inc. (the “Company”), Kustom Entertainment, Inc. (“Kustom Entertainment” and, together with the Company, the “Borrowers”), and Mosh Man, LLC (the “Purchaser”), and (b) Senior Secured Promissory Note issued pursuant to the Purchase Agreement (the “Note”) and (c) the Letter Agreement dated July 13, 2024 (the “Letter Agreement”) modifying the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

Whereas the Borrowers have requested that the Purchaser advance (the “Advance”) additional funds to allow the Borrowers to meet certain obligations (in aggregate the “Obligations” and each item included in the Obligations is herein an “Obligation”), and

And whereas Purchaser has agreed to provide the Advance on the following terms.

Therefore, this amendment (this “Amendment”) confirms our recent discussions and agreement to make the Advance on the following terms which terms modify and amend the Purchase Agreement and Note.

1.	Purchaser agrees to advance $265,000 to be used by Borrowers to pay the Obligations.
2.	All Obligations must be pre-approved by Purchaser in writing.
3.	On the written direction of Borrowers, and on the sole discretion of Purchaser, Purchaser may directly pay any pre-approved Obligation.
4.	The amount of the Advance will be included in the principal amount due under the Note.
5.	The requirement of Company to pay to the Purchaser $100,000.00 on September 12, 2024, pursuant to Paragraph 6 of the Letter Agreement, is hereby extended to September 26, 2024. For greater certainty, all other payment requirements detailed in the Letter Agreement remain unchanged.
6.	Any new UCC-1 statement filed subsequent to September 11, 2024 by any other creditor against any of the assets of the Borrowers shall constitute a default under the Note.
7.	Borrowers agree to pay a $50,000 waiver of default and extension fee which will be included in the principal amount due under the Note.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, waive, amend or modify any other provision of the Purchase Agreement, the Letter Agreement or the Note.

Nothing stated herein is intended as, nor should it be deemed to constitute, a waiver or relinquishment of any of Purchaser’s rights or remedies, whether legal or equitable, all of which are hereby expressly reserved.

All communications and notices hereunder shall be given as provided in the Note Purchase Agreement. This Amendment (a) shall be governed by and construed in accordance with the law of the State of Nevada, (b) is for the exclusive benefit of the parties hereto and beneficiaries of the Purchase Agreement, the Letter Agreement and Note and, together with the other Purchase Agreement, Letter Agreement, and the Note, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Purchase Agreement, the Letter Agreement and Note (and any attempt to assign this Amendment without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Purchase Agreement, the Letter Agreement and the Note. The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this Amendment to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

KUSTOM ENTERTAINMENT, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

MOSH MAN, LLC

By:	/s/ Benjamin Zucker
Name:	Benjamin Zucker
Title:	Managing Member